Contacts:
Stephan Rohaly	Darby Dye
Chief Financial Officer	Investor Relations–US
+49 89 95 95 5101	510 249 4883
srohaly@scmmicro.de	ddye@scmmicro.com

SCM MICROSYSTEMS ANNOUNCES 2008 FOURTH QUARTER AND FISCAL YEAR END RESULTS

Ismaning, Germany – March 31, 2009 – SCM Microsystems, Inc. (NASDAQ: SCMM, Prime Standard: SMY), a leading provider of solutions that open the Digital World, today announced results for its fourth quarter and fiscal year ended December 31, 2008.

“Throughout 2008 we focused on growth opportunities that fit our proven technical expertise, our excellent business relationships, and our understanding of where the market is going,” said SCM chief executive officer Felix Marx. “Specifically, this means taking selected products into new customer segments and geographic markets, helping create a global infrastructure for contactless smart card technology, and driving the Secure Authentication market toward convergence of physical and logical access solutions in a single system. As expected, our progress with this strategy resulted in SCM being leaner and more focused on the revenue side. On the expense side, it meant increased investments in the capabilities we need to start growing again. For such a dynamic year, we are pleased to meet our updated 2008 guidance and look forward to maintaining our strategic momentum in 2009.”

All figures provided below are reported in accordance with U.S. GAAP, except as noted.

2008 Fourth Quarter Results

SCM’s primary business is Secure Authentication (previously referred to as “PC Security”), which provides smart card readers and other products for secure physical and network access. This business achieved strong sales in government markets in the fourth quarter, including security applications in the U.S. and identity management applications in Europe. As a result, fourth quarter 2008 revenue from the Secure Authentication business was $8.0 million, compared to $7.3 million in the prior-year period. In contrast, revenue from SCM’s Digital Media and Connectivity business was $1.0 million in the fourth quarter of 2008, compared to $2.4 million in the same quarter a year earlier, due primarily to cutbacks by a major OEM customer. In aggregate, total revenue from continuing operations was $9.0 million in the fourth quarter of 2008, compared with $9.7 million in the same period a year earlier.

Gross profit was 46% of revenue in the fourth quarter of 2008, compared to gross profit of 43% in the prior-year quarter. This improvement was due in part to ongoing cost-control programs, which drove down the total cost of goods sold despite higher material costs and pricing pressure.  Fourth quarter 2008 operating expenses were $5.4 million, compared to $4.1 million in the same period a year earlier. The increase year-over-year includes investments in support of SCM’s growth, such as strengthening the Company’s sales efforts, developing card readers for the German national e-health program, and developing new contactless products. In addition, the fourth quarter of 2008 included expenses of approximately $1.4 million in fees for outside advisors related to SCM’s proposed merger with Hirsch Electronics Corporation. The Company recorded an operating loss of $(1.2) million in the fourth quarter of 2008, compared with operating income of $0.1 million in the fourth quarter of 2007.

The Company also recorded loss on foreign exchange of $1.7 million in the fourth quarter of 2008, related to the accounting for currency translations for the Company’s most significant intercompany balances. These items were partially offset by a gain of $1.4 million related to the sale of non-strategic patents.  Loss from continuing operations was $(3.7) million in the fourth quarter of 2008, compared to income from continuing operations of $0.4 million in the fourth quarter of 2007.

Cash and cash equivalents at December 31, 2008 were $20.6 million, compared with cash and cash equivalents of $25.0 million at September 30, 2008. The difference includes cash outflows of approximately $2.5 million associated with an equity investment in TranZfinity, Inc., a provider of contactless payment solutions, partly offset by approximately $1.4 million in cash proceeds related to the patent sale, as mentioned above.

Earnings before interest, taxes, depreciation and amortization (EBITDA) in the fourth quarter of 2008 was $(3.1) million, compared with EBITDA of $27,000 in the fourth quarter of 2007. (See reconciliation of EBITDA to GAAP accounting contained within this press release.)

“In strategic terms, the fourth quarter demonstrated significant acceleration,” said Marx. “To expand and diversify our customer base, we continued to add sales resources and implement business development programs that target both established and new market opportunities. To address the emerging contactless market, we introduced new products and added TranZfinity to our partnership line-up, which also includes Sony and other companies that are positioned to incorporate our technology into new contactless offerings. Last, but not least, we announced our proposed merger with Hirsch.”

2008 Full Year Results

For the year as a whole, SCM’s Secure Authentication products generated $23.7 million in revenue, compared to $24.4 million in 2007. The decline resulted in part from lower sales to the U.S. government market in the first half of 2008 as compared to the first half of 2007, as well as from an ongoing shift in customer demand from higher-priced external card readers to lower-priced interface chips that the Company’s OEM customers embed within laptops and keyboards. Sales of Digital Media and Connectivity products were $4.7 million in 2008, down from $6.0 million in 2007, primarily due to reduced orders from a major customer in the second half of the year. Total revenue from continuing operations was $28.4 million in 2008, within the range of updated guidance provided in November 2008 of $27 million to $30 million, and compared with $30.4 million in 2007.

Gross profit for the full year 2008 was 44% of revenue, compared to gross profit of 42% in 2007, for the same reasons given above for the fourth quarter increase. Operating expenses, including the gain on sale of patents described above, were $20.1 million in 2008, at the low end of the range of updated guidance given in November 2008 of $20 million to $21 million, despite the additional expenses in connection with the expected Hirsch transaction. Operating expenses in 2007 totaled $17.1 million. The increase in operating expenses year-over-year is due primarily to the growth initiatives mentioned above, including the development of new products, strengthening of sales efforts, and pursuing the proposed merger with Hirsch. The Company recorded an operating loss of $(7.6) million in 2008, compared with ($4.5) million in 2007.

SCM reported a loss from continuing operations in 2008 of $(10.5) million, compared to a loss from continuing operations of $(3.3) million in 2007. The difference includes a negative, predominantly non-cash impact of approximately $2.8 million related to the accounting for currency translations for the Company’s most significant intercompany balances. The major balances were settled toward the end of 2008, as the Company sought to eliminate them by the end of the year and to absorb a significant tax expense associated with transferring cash to the U.S. for the proposed merger with Hirsch.

“In addition to our other strategic initiatives, we are also looking ahead to the implementation of electronic healthcare cards in Germany, as this program is now scheduled to begin in April 2009,” Marx commented. “Only a few terminal suppliers are approved to serve this program and fewer still have qualified, as we have, to provide both stationary and mobile terminals. Based on the deployment schedule communicated by the German government, we expect significant demand for terminals for this program in the second half of the year.”

Business Outlook

Due to the uncertainty and disruption of the global economy, SCM will no longer provide financial guidance until visibility into the economic environment and its impact on the Company’s business improves.

Additional Information

SCM does not plan to hold a conference call or webcast to discuss the results of its 2008 fourth quarter and year end results. For more information on SCM’s financial results, please see the Company’s Annual Form 10-K for the year ended December 31, 2008, filed today with the U.S. Securities and Exchange Commission.

About SCM Microsystems

SCM Microsystems is a leading supplier of solutions that open the Digital World by enabling people to conveniently access digital content and services at work, at home and in the marketplace. SCM delivers the industry’s broadest range of smart card reader technology for secure authentication of individuals by computers, networks and facilities. The company’s customers include OEMs, governments and enterprises worldwide. U.S. headquarters are in Fremont, California; global headquarters are in Ismaning, Germany. For additional information, visit the SCM Microsystems web site at www.scmmicro.com.

NOTE:  This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These include, without limitation, the statements by Felix Marx; our statements about maintaining strategic momentum in 2009 and our statements about product demand from the German electronic healthcard program. These statements are based on current expectations or beliefs, as well as a number of assumptions about future events that are subject to risks and uncertainties that may cause actual results to differ materially from those contemplated herein. Readers should not unduly rely on these forward-looking statements, which are not a guarantee of future performance and are subject to a number of risks and uncertainties, many of which are outside our control, that could cause our actual business and operating results to differ, including, but not limited to, our ability to grow market share and revenues based on a strategy of participating in early stage markets for contactless products; our ability to successfully develop and introduce new products that satisfy the evolving and increasingly complex requirements of customers; the markets in which we participate or target may not grow, converge or standardize at anticipated rates or at all, including the government, payment and enterprise security markets that we are targeting; sales to a relatively small number of customers historically have accounted for a significant percentage of our revenues; we may not successfully compete in the markets in which we participate or target; competitors could take market share or create pricing pressure; the current economic conditions could negatively impact customer demand, the ability of our suppliers to produce and sell to us key components of our products, and/or our ability to access capital; and we may not be able to successfully maintain operating expenses at current or reduced levels. For a discussion of further risks and uncertainties related to our business, please refer to our public company reports filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2008.

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SCM and the SCM logo are registered trademarks of SCM Microsystems, Inc. All trade names are trademarks or registered trademarks of their respective holders.

-- Financials follow --

SCM MICROSYSTEMS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited, except for twelve months figures)

	Three months ended December 31,		Twelve months ended December 31,
	2008	2007	2008	2007
Revenues	$8,985	$9,714	$28,362	$30,435
Cost of revenues	4,856	5,580	15,817	17,781
Gross profit	4,129	4,134	12,545	12,654
Operating expenses:
Research and development	844	795	3,902	3,123
Sales and marketing	2,611	1,802	9,620	6,603
General and administrative	3,356	1,479	8,075	7,132
Amortization of intangible assets	--	--	--	272
Restructuring and other charges (credits)	--	--	--	(4)
Gain on sale of assets	(1,455)	--	(1.455)	--
Total operating expenses	5,356	4,076	20,142	17,126
Income (loss) from operations	(1,227)	58	(7,597)	(4,472)
Interest and other, net	(1,844)	294	(2,137)	1,293
Income (loss) from continuing operations before income taxes	(3,071)	352	(9,734)	(3,179)
Benefit (provision) for income taxes	(601)	11	(752)	(113)
Income (loss) from continuing operations	(3,672)	363	(10,486)	(3,292)
Gain (loss) from discontinued operations	(486)	(13)	(213)	(215)
Gain (loss) on sale of discontinued operations	36	17	589	1,586
Net income (loss)	$(4,122)	$367	$(10,110)	$(1,921)
Loss per share from continuing operations:
Basic and diluted	$(0.23)	$0.02	$(0.66)	$(0.21)
Gain (loss) per share from discontinued operations:
Basic and diluted	$(0.03)	$0.00	$0.02	$0.09
Net income (loss) per share:
Basic and diluted	$(0.26)	$0.02	$(0.64)	$(0.12)
Shares used in computing loss per share:
Basic	15,744	15,736	15,743	15,725
Diluted	15,744	15,759	15,743	15,725

Note: Financial results contained in this release reflect continuing operations of the Company’s Secure Authentication and Digital Media and Connectivity businesses only. The Company completed the sale of its Digital TV solutions business in May 2006; therefore, financial results for the Digital TV solutions business are being accounted for as discontinued operations.

SCM MICROSYSTEMS, INC.
Reconciliation of EBITDA Calculation to GAAP Accounting
(in thousands)
(unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007

EBITDA	$(3,077)	$27	$(10,166)	$(4,238)

Interest income	116	405	757	1,639
Provision for income taxes	(601)	11	(752)	(113)
Depreciation and amortization	(110)	(80)	(325)	(580)

Net income (loss) from continuing operations	$(3,672)	$363	$(10,486)	$(3,292)

We conduct a significant amount of our business in Europe, we are dually traded on the U.S. NASDAQ and German Prime Standard stock exchanges, our corporate headquarters are located in Germany and the majority of our investors are German-based.  Based on these factors, we have determined that EBITDA is a relevant measure of performance for our company, as it is a metric commonly used among companies doing business in Europe and is therefore a helpful tool for communicating our performance to our investors and analysts and for comparisons to other companies in Europe and within our industry.

EBITDA should be considered in addition to, but not as a substitute for, other measures of financial performance determined in accordance with accounting principles generally accepted in the United States. While we believe that EBITDA is useful within the context described above, it is in fact incomplete and not a measure that should be used to evaluate the full performance of the Company or its prospects. Such evaluation needs to consider all of the complexities associated with our business including, but not limited to, how past actions are affecting current results and how they may affect future results, how we have chosen to finance the business and how regulations and the other aforementioned items affect the final amounts that are or will be available to shareholders as a return on their investment. Net income determined in accordance with U.S. GAAP is the most complete measure available today to evaluate all elements of our performance. Similarly, our Consolidated Statement of Cash Flows, as presented in our most recent filings with the Securities and Exchange Commission, provide the full accounting for how we have decided to use resources provided to us from our customers, lenders and shareholders.

SCM MICROSYSTEMS, INC.
Condensed Consolidated Balance Sheets
(in thousands)
	December 31,	December 31,
ASSETS	2008	2007
Current assets:
Cash, cash equivalents and short-term investments	$20,550	$32,444
Accounts receivable, net	8,665	8,638
Inventories	5,065	2,738
Other current assets	1,139	1,455
Total current assets	35,419	45,275

Equity investments	2,244	--
Property, equipment and other assets, net	3,168	3,289
Intangibles, net	307	--
Total assets	$41,138	$48,564

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$3,555	$3,063
Accrued expenses and other current liabilities	7,933	8,185
Total current liabilities	11,488	11,248
Long-term income taxes payable	184	200
Deferred tax liability	1,340	77

Stockholders’ equity	28,126	37,039
Total liabilities and stockholders’ equity	$41,138	$48,564